Exhibit 99.1

Zoran Settles Litigation With MediaTek

Thursday January 26, 9:00 am ET

SUNNYVALE, Calif., Jan. 26 /PRNewswire-FirstCall/ — Zoran Corporation (Nasdaq: ZRAN - News) announced today that Zoran and its wholly-owned subsidiary, Oak Technology, Inc., have entered into an agreement with MediaTek, Inc. to settle pending patent litigation which the parties initiated against each other in 2004. Under the agreement, each party will dismiss its respective claims and counterclaims under all of the pending lawsuits. The parties will also dismiss all proceedings pending against each other before the United States International Trade Commission (the “ITC”), including all appeals and enforcement proceedings pending before the ITC, United States Customs and Border Protection and the United States Court of Appeal for the Federal Circuit.

In connection with the settlement, Zoran, Oak and MediaTek have entered into agreements granting each other non-exclusive licenses under the patents that were the subject of the litigation, and additional patents used in the design and manufacture of optical storage devices for personal computer products.

In consideration for licenses granted by Zoran, MediaTek will make a cash payment of $55 million to Zoran. In addition, MediaTek will be required to make royalty payments of up to $30 million over the next 30 months based on future sales of covered MediaTek products. Net of amounts payable by Zoran to a holder of rights under the Oak patents involved in the litigation, and amounts payable as legal fees, Zoran will realize approximately $27.5 million of the cash payment and up to approximately $15 million of the future royalty payments.

In addition to the foregoing litigation, Oak is involved in separate litigation against MediaTek and United Microelectronics Corporation with respect to certain contractual claims. This litigation was instituted in 1997, prior to Zoran’s acquisition of Oak. The parties have also been negotiating a resolution of these claims and believe that such a resolution will be reached within the next 30 days.

Company Profile

Zoran Corporation, based in Sunnyvale, California, is a leading provider of digital solutions for applications in the growing digital entertainment and digital imaging markets. With two decades of expertise developing and delivering digital signal processing technologies, Zoran has pioneered high-performance digital audio and video, imaging applications, and Connect and Share technologies for the digital home. Zoran’s proficiency in integration delivers major benefits for OEM customers, including greater capabilities within each product generation, reduced system costs, and shorter time to market. Zoran-based DVD, digital camera, DTV, multimedia mobile phone, and multifunction printer products have received recognition for excellence and are now in millions of homes and offices worldwide. With headquarters in the U.S. and operations in Canada, China, England, Germany, Israel, Japan, Korea and Taiwan, Zoran may be contacted on the World Wide Web at www.zoran.com or at 408-523-6500.